UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Learning Tree International, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Learning Tree International, Inc.

1831 Michael Faraday Drive, Reston, Virginia 20190

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Monday, April 29, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Learning Tree International, Inc. (our “Annual Meeting”) will be held at Learning Tree International, Inc., 1805 Library Street, Reston, Virginia 20190, on Monday, April 29, 2013 at 10:00 a.m. local time for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect three Class III directors to serve for a three-year term ending at the 2016 annual meeting of stockholders, and two Class II directors to serve for the remainder of a three-year term ending at the 2015 annual meeting of stockholders.

2.	To hold an advisory vote on our executive compensation.

3.	To ratify the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending September 27, 2013.

4.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

Our board of directors has fixed the close of business on March 27, 2013 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at our Annual Meeting or at any adjournment thereof.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this Notice and proxy statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone. Please note that if your shares are held in street name and you wish to attend and vote at the Annual Meeting, you must first obtain a legal proxy issued in your name from the record holder. Otherwise, you will not be permitted to vote in person at the Annual Meeting.

If you are a stockholder with shares registered in your name, accompanying this Notice is a Proxy Card and a postage paid envelope. If you will not be able to attend our Annual Meeting to vote in person, following are instructions to submit your vote. To vote by mail, please mark, sign and date the accompanying Proxy Card and return it promptly in the enclosed postage paid envelope. If you do not hold your shares through a broker, you may also vote by Internet (by going to http:// www.rtcoproxy.com/ltre) or by telephone (by calling 1-866-804-3332). For voting by Internet or telephone, you will need to have available your control number, which is located on your Proxy Card. Please do not return the accompanying Proxy Card if you are voting by Internet or telephone.

By Order of the Board of Directors,

Dr. David C. Collins
Chairman of the Board

April 4, 2013

Important Notice Regarding Availability of Proxy Materials

for the 2013 Annual Meeting of Stockholders to be Held on April 29, 2013

Our Proxy Statement, Annual Report on Form 10-K, and Proxy Card are available on the Internet at http://www.cfpproxy.com/6821 and at the “Investor Information” section of our corporate website at http://www.learningtree.com/investor/proxy.htm.

LEARNING TREE INTERNATIONAL, INC.

1831 Michael Faraday Drive, Reston, Virginia 20190

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished to our stockholders in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Learning Tree International, Inc., a Delaware corporation. The proxies solicited hereby are to be voted at our 2013 Annual Meeting of Stockholders to be held at our education center located at 1805 Library Street, Reston, Virginia 20190, on Monday, April 29, 2013, at 10:00 a.m. local time and at any and all adjournments thereof (our “Annual Meeting”).

As used in this Proxy Statement, the terms “Company,” “we,” “us” and “our” refer to Learning Tree International, Inc.

At our Annual Meeting, stockholders will be asked:

1.	To elect three Class III directors to serve for a three-year term ending at the 2016 annual meeting of stockholders, and two Class II directors to serve for the remainder of a three-year term ending at the 2015 annual meeting of stockholders.

2.	To hold an advisory vote on our executive compensation.

3.	To ratify the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending September 27, 2013.

4.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone. Please note that if your shares are held in street name and you wish to attend and vote at the Annual Meeting, you must first obtain a legal proxy issued in your name from the record holder. Otherwise, you will not be permitted to vote in person at the Annual Meeting.

If you are a stockholder with shares registered in your name, accompanying this Proxy Statement is a Proxy Card and a postage paid envelope. If you will not be able to attend our Annual Meeting to vote in person, following are instructions to submit your vote. To vote by mail, please mark, sign and date the accompanying Proxy Card and return it promptly in the enclosed postage paid envelope. If you do not hold your shares through a broker, you may also vote by Internet (by going to http://www.rtcoproxy.com/ltre) or by telephone (by calling 1-866-804-3332). For voting by Internet or telephone, you will need to have available your control number, which is located on your Proxy Card. Please do not return the accompanying Proxy Card if you are voting by Internet or telephone.

Any proxy given may be revoked at any time prior to its exercise by filing, with our Secretary, an instrument revoking such proxy or by filing a duly executed proxy bearing a later date. Any stockholder present at our Annual Meeting who has given a proxy may withdraw it and vote his or her shares in person if such stockholder so desires.

This Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders on or about April 4, 2013. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Outstanding Shares; Record Date; Quorum

Only holders of record of our voting securities at the close of business on March 27, 2013 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting. As of the Record Date, 13,217,484 shares of our common stock were issued and outstanding. Holders are entitled to one vote at our Annual Meeting for each share of common stock held that was issued and outstanding as of the Record Date.

The presence, in person or by proxy, of stockholders holding at least a majority of our outstanding common stock will constitute a quorum for the transaction of business at our Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our common stock as of March 27, 2013, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of the persons named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Percentage of common stock beneficially owned is based on 13,217,484 shares of common stock outstanding on March 27, 2013. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects his or her beneficial ownership, as defined in Securities and Exchange Commission (“SEC”) rules and regulations. As a result, in some cases, more than one beneficial owner has been listed for the same securities. In accordance with Instruction 5 of Item 403, where more than one beneficial owner has been listed for the same securities, in computing the aggregate number of shares owned by directors and officers of the registrant as a group, those shares have been counted only once. See the footnotes below for specific share ownership details.

	Common Stock (1)
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Officers and Directors
David C. Collins(2)(3)	4,195,227	31.74%
Eric R. Garen(2)(4)(5)	3,300,105	24.97%
Nicholas R. Schacht(2)(6)	0	*
David A. Booker(7)	2,707	*
Magnus Nylund(2)(10)	8,108	*
W. Mathew Juechter(2)(10)	46,843	*
Curtis A. Hessler(2)(10)	14,583	*
Stefan C. Riesenfeld(2)(10)	19,583	*
George T. Robson(2)(10)	18,623	*
Howard A. Bain III(2)(10)	13,789	*
Max S. Shevitz(2)	0	*
All directors and executive officers as a group (10 persons)(1)(6)(7)(9)	7,616,861	57.63%

5% Stockholders
Mary C. Collins(3)	4,195,227	31.74%
Kenneth Anderson(5)	1,147,065	8.68%
Mill Road Capital, L.P.(8)	1,315,549	9.95%

*	Less than 1%.
(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after March 27, 2013. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. There were no shares issuable upon vested options or options and restricted stock units that vest within 60 days after March 27, 2013.
(2)	Dr. Collins is the Chairman of our Board and Chief Executive Officer and Mr. Garen is the Vice Chairman of our Board. Mr. Schacht is our former President and Chief Executive Officer and a former Director. Mr. Nylund is our Chief Information Officer and Mr. Shevitz is our President. Mr. Juechter, Mr. Hessler, Mr. Bain, Mr. Riesenfeld and Mr. Robson are directors. The address of these individuals is Learning Tree International, Inc., 1831 Michael Faraday Drive, Reston, Virginia 20190.
(3)	Dr. Collins and Mrs. Collins are married. Accordingly, the shares listed for Dr. Collins include 177,640 shares beneficially owned by Mrs. Collins, and those listed for Mrs. Collins include 1,382,205 shares beneficially owned by Dr. Collins, although each disclaims beneficial ownership of the other’s shares. The shares listed for Dr. Collins and Mrs. Collins both include: (i) 289,918 shares owned by the Collins Family Foundation, the directors of which are Dr. Collins and Mrs. Collins, but as to which they disclaim beneficial ownership; (ii) 238,323 shares owned by Adventures in Learning Foundation, of which Dr. Collins and Mrs. Collins are a minority of the trustees and as to which they disclaim beneficial ownership; and (iii) 1,837,141 shares owned by DCMA Holdings LP, of which Dr. Collins and Mrs. Collins are general partners, but as to which they disclaim beneficial ownership.
(4)	Mr. Garen’s beneficial ownership of shares includes: (i) 1,171,274 shares held by the Garen Family Trust; (ii) 218,808 shares held by Garen Family Foundation, a Section 501(c)(3) exempt private foundation of which the Reporting Person and his spouse are co-trustees and disclaim beneficial ownership; (iii) 762,958 shares held by Garen Capital Partners, a family partnership; (iv) 154,999 shares held by Garen Dynasty Trust (“Dynasty Trust”), an irrevocable DE trust, of which Mr. Garen lacks voting and disposition power with respect to, and disclaims beneficial ownership of, all such shares; (v) 496,033 shares held by the Nicole Suzanne Garen Family Trust, an irrevocable CA trust, of which Mr. Garen lacks voting and disposition power with respect to, and disclaims beneficial ownership of, all such shares; and (vi) 496,033 shares held by the Steven Robert Garen Family Trust an irrevocable CA trust, of which Mr. Garen lacks voting and disposition power with respect to, and disclaims beneficial ownership of, all such shares. See footnote 5.
(5)	Mr. Anderson has sole voting and disposition power, as Trustee, of the following shares, as to which he disclaims beneficial ownership: (i) 496,033 shares held by the Nicole Suzanne Garen Family Trust; (ii) 496,033 shares held by the Steven Robert Garen Family Trust; and (iii) 154,999 shares held by the Garen Dynasty Trust. Mr. Anderson’s address is c/o Aspiriant, 11100 Santa Monica Boulevard, Suite 600, Los Angeles, California 90025.
(6)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(7)	Mr. Booker’s employment with the Company ended March 23, 2012.
(8)	Based upon the information provided in the Schedule 13D/A filed by Mill Road Capital, L.P. (“Mill Road”), reporting an aggregate of 483,778 shares directly held by Lane Five Partners LP (“Lane Five”) and Pleiades Investment Partners – LA, L.P. that Mill Road, Mill Road Capital GP LLC, Thomas E. Lynch, Scott P. Scharfman, Lane Five and Pleiades Investment Partners – LA, L.P. may be deemed to have the shared power to vote (or direct the vote), or to dispose (or direct the disposal) of, as a result of the Voting Agreement, dated as of November 9, 2012, by and among Mill Road, Lane Five, Lane Five Capital Management LP and Pleiades Investment Partners – LA, L.P. The address of these entities and individuals is 382 Greenwich Avenue, Suite One, Greenwich, CT 06830.
(9)	This does not include shares beneficially owned by Messrs. Schacht and Booker, as their respective employments with the Company have ended.
(10)	This amount does not include unvested grants of restricted stock units to our officers and directors. Unvested restricted stock units for Mr. Juechter, Mr. Hessler, Mr. Bain, Mr. Riesenfeld and Mr. Robson total 19,341 each and for Mr. Nylund total 4,636.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of September 28, 2012, with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans, including the 2007 Equity Incentive Plan. Each of these plans has been approved by the Company’s stockholders. The Company does not maintain any equity incentive plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance
Equity compensation plans approved by security holders	24,058	$17.97	751,555

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of seven members. Prior to Mr. Schacht’s resignation from his position as a member of our Board, effective January 17, 2012, our Board had eight members. In December 2012, our Board formally reduced the size of the Board to seven members. Our Board is divided into three classes, Class I, Class II and Class III, with staggered three-year terms. The current term of the Class III directors will expire at our Annual Meeting. The term of the Class I directors will expire at the annual meeting of stockholders to be held in 2014. The term of the Class II directors expired at the 2012 annual meeting of stockholders (the “2012 Annual Meeting”). At the 2012 Annual Meeting, the stockholders voted for the election of the Class II directors for a three-year term, however, the 2012 Annual Meeting did not occur within 60 days of the record date for the 2012 Annual Meeting as required by Delaware law and the Company’s Bylaws. As a result, the Class II directors have continued to serve as “holdover directors” until their successors can be duly elected and qualified. The term of the Class II directors elected at the Annual Meeting will expire at the annual meeting of stockholders to be held in 2015. At the Annual Meeting, therefore, stockholders will vote to elect two Class II directors and three Class III directors.

Our Board has nominated W. Mathew Juechter and Dr. John R. Phillips for election as Class II directors, and Dr. David C. Collins, Eric R. Garen and Dr. Henri Hodara for election as Class III directors. Currently serving directors, Stefan C. Riesenfeld and George T. Robson, provided notice to the Board on February 25, 2013 that they will not stand for re-election to the Board at the Annual Meeting.

Background of the Solicitation for Class II Directors

On February 20, 2013, Dr. Collins notified the Board that he was nominating Dr. John R. Phillips for election to the Board as a Class II director in connection with the Annual Meeting. Since notice of director nominations by stockholders for the Class II directors positions was not previously provided to stockholders in the proxy statement for the 2012 Annual Meeting or otherwise, the Company provided notice to stockholders in a Current Report on Form 8-K, dated February 27, 2013, that stockholders who wish to nominate a candidate or candidates for election to the Board as a Class II director could provide their proposed director candidate(s) to the Company’s corporate secretary at the Company’s principal executive office in Reston, Virginia by no later than March 11, 2013 in order to be considered by our Nominating and Corporate Governance Committee (the “Governance Committee”). On March 8, 2013, Mill Road and Lane Five sent notice to the Governance Committee that they were nominating Lisa O’Dell Rapuano and Stephen Quattrociocchi for election to the Board as Class II directors. On March 9, 2013, Dr. Collins nominated W. Mathew Juechter as a candidate for election to the Board as a Class II director so that stockholders may have the opportunity to consider this incumbent director for re-election.

The Governance Committee interviewed and considered each of these nominees carefully and reported their findings to the Board. The Board considered the findings of the Governance Committee and nominated W. Mathew Juechter and Dr. John R. Phillips for election as Class II directors. The Board determined that these two director nominees are in the best interest of our Company and our stockholders and accordingly determined not to include any of the persons nominated by Mill Road and Lane Five for inclusion in the Board’s slate of Class II director nominees. Each of our nominees was nominated based on the assessment of our Governance Committee and our Board that the nominee has demonstrated an ability to make meaningful contributions to the oversight of our business and affairs, has a reputation for honesty and ethical conduct in his personal and professional activities and demonstrates independence, experience and strong communication and analytical skills. Our Board seeks, and consists of, persons whose diversity of skills, experience and background are complementary to those of our other Board members.

The Board believes that election of the Board’s two Class II director nominees is important to the future success of Learning Tree and is in the best interests of all of Learning Tree’s stockholders.

Information Concerning Nominees and Other Directors

Name	Age	Position
Class III Directors—Currently serving directors and nominees for election to terms expiring in 2016.
David C. Collins	72	Chairman of our Board, Chief Executive Officer and Nominee
Eric R. Garen	66	Vice Chairman of our Board and Nominee
Henri Hodara	87	Nominee
George T. Robson(5)(6)(7)	65	Director

Class II Directors—Currently serving directors and nominees for election to terms expiring in 2015.
W. Mathew Juechter(3)(6)	79	Director and Nominee
John R. Phillips	66	Nominee
Stefan C. Riesenfeld(4)(5)(7)	64	Director

Class I Directors—Present term expires in 2014.
Howard A. Bain III(2)	67	Director
Curtis A. Hessler(1)(4)	69	Director

(1)	Chairman of the Compensation and Stock Option Committee (the “Compensation Committee”).
(2)	Chairman of the Audit Committee.
(3)	Chairman of the Governance Committee.
(4)	Member of the Governance Committee.
(5)	Member of the Audit Committee.
(6)	Member of the Compensation Committee.
(7)	Has notified the Board that he will not stand for re-election at the Annual Meeting.

David C. Collins, one of our co-founders, was named as Chairman of our Board and Chief Executive Officer on January 17, 2012. He had previously served as Vice Chairman of our Board since 2007. Dr. Collins served as Chairman of our Board from 1974, when we began operations, until 2007. Dr. Collins served as our Chief Executive Officer from 1974 until 2005. Dr. Collins holds a B.S. (with distinction) in Electrical Engineering from Stanford University, and a Masters and a Ph.D. in Electrical Engineering from the University of Southern California. Our Board believes Dr. Collins is qualified to serve as a director due to his extensive knowledge of our operations and market and his role as one of our founders and two largest stockholders. Specifically, Dr. Collins has been materially involved in our operations since he and Mr. Garen co-founded the company in 1974. He has extensive experience and expertise in the training industry, and in particular in the sales, marketing, and operations of training companies.

Eric R. Garen, one of our co-founders, was named as Vice Chairman of our Board on January 17, 2012. He had previously served as Chairman of our Board since 2007, and is employed by us on a part time basis. Mr. Garen previously served as our Vice Chairman and President, having been employed by us since 1974. Mr. Garen holds a B.S. in Electrical Engineering from the California Institute of Technology and a Masters degree in Computer Science from the University of Southern California, earning both degrees with honors. Our Board believes Mr. Garen is qualified to serve as a director due to his extensive knowledge of our operations and market and his role as one of our founders and two largest stockholders. Specifically, Mr. Garen has been materially involved in our operations since he and Dr. Collins co-founded the company in 1974. He has 38 years of experience and expertise in the training industry, and in particular in the areas of marketing, product development, instructional delivery and course evaluation, all of which are core to the operations of training companies.

Henri Hodara has served as the President and Founder of SymbiOptix, Inc., an electro-optical telecommunication systems and cyber intelligence company, since January 2011. In such capacity, Dr. Hodara develops electro-optical telecommunications systems for many applications including the use of software tools to combat cyber-terrorism. Prior to SymbiOptix, Inc., Dr. Hodara was President and Founder of L-3 PHOTONICS (a division of L-3 Communications), a fiber optics communications company, from 1994 to 2011. Dr. Hodara holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology (1948), a M.S. in Electrical Engineering from Stanford University (1949), and a Ph.D. in Electrical Engineering from the Illinois Institute of Technology (1962). Our Board believes Dr. Hodara is qualified to serve as a director due to his extensive knowledge of the technology industry, his prior experience as an instructor for our Company and his knowledge and understanding of our customer base.

George T. Robson has served on our Board since 2006. He was the Chief Financial Officer of Unisys Corporation from 1990 until 1996, the Chief Financial Officer of H & R Block from 1996 until 1997 and the Chief Financial Officer of Dendrite International, a supplier of software and services to the pharmaceutical industry, from 1997 until his retirement in 2002, and on an interim basis during 2005. Mr. Robson holds a B.S. in Economics and Finance from the Wharton School of the University of Pennsylvania and an M.S. in Management from Binghamton University. Mr. Robson provided notice to the Board that he will not stand for re-election to the Board at the Annual Meeting.

Howard A. Bain III has served on our Board since 2001. Since 2004, he has been an independent director and Audit Committee Chair with both public and private companies and has earned the designation as a Governance Fellow with the National Association of Corporate Directors. Mr. Bain held Chief Financial Officer positions at several public companies including: Portal Software from 2001 to 2004, Vicinity Corporation in 2000, Informix from 1999 to 2000, and Symantec Corporation from 1991 to 1999. He has additional experience in various technology companies in the areas of semiconductor devices and manufacturing equipment, laser-based large screen projection systems and computer data storage. Prior to 1991, he was a consultant with Arthur Andersen LLP where he was a certified public accountant. He is also a director and the audit committee chair of Nanometrics, Inc. and several private venture capital financed companies. Mr. Bain holds a B.S. in Business from California Polytechnic University.

Curtis A. Hessler has served on our Board since 2003. Mr. Hessler currently serves as an adjunct professor of law at the University of California Los Angeles. From 1998 until his retirement in 2006, he was Chairman and founding Chief Executive Officer of 101communications LLC, an international publishing and educational conference company serving information technology professionals. From 1997 to 1998 he served as President and Chief Executive Officer of Quarterdeck Corporation, a software firm. From 1996 to 1997 he served as Chairman and Chief Executive Officer of I-Net, Inc., a network management services company. From 1991 to 1995 he served as Executive Vice President and Chief Financial Officer of the Times Mirror Company, a media company. From 1984 to 1990 he served as Vice Chairman and Chief Financial Officer of Unisys Corporation, a computer and computer services company. From 1981 to 1983 he was a partner of Paul Weiss Rifkind Wharton and Garrison, a law firm. From 1977 to 1981 he held various positions with the Federal Government: Assistant Secretary of the U.S. Treasury for Economic Policy, Executive Director of the President’s Economic Policy Group and Associate Director of the Office of Management and Budget. Mr. Hessler is a member of the Board of Directors of Evercore Partners, Inc., an investment banking boutique. Mr. Hessler is a graduate of Harvard College (BA, summa), Oxford University (Rhodes Scholarship), the Yale Law School (JD), and the University of California, Berkeley (MA Economics).

W. Mathew Juechter has served on our Board since 1987. He is President and Chief Executive Officer of IRA, Inc., a management consulting company that works primarily in the areas of strategy, structure and executive development. From 1991 to 1999, he was Chief Executive Officer of ARC International Ltd., a management consulting and training company. From 1986 to 1991, Mr. Juechter was Managing Director of IRA, Inc. Mr. Juechter served as President and Chief Executive Officer of Wilson Learning Corp., a multi-national training organization, from 1977 to 1986. From 1989 to 1997, he also was President of the Board of Governors of the American Society for Training and Development. Mr. Juechter is a graduate of Boston University and Harvard Business School. Our Board believes Mr. Juechter is qualified to serve as a director due to his extensive knowledge of the training industry and his long history of involvement in our business.

John R. Phillips founded Phillips Innovation Associates in May 2012 to provide consulting support to private companies, venture capitalists and public organizations. From October 2000 until his retirement in April 2012, Dr. Phillips served as the Chief Scientist and Director for the Office of the Chief Scientist of the United States Central Intelligence Agency (“CIA”). Prior to joining the CIA, Dr. Phillips worked for 31 years at the Los Alamos National Laboratory in numerous leadership positions. Dr. Phillips holds a Ph.D. and an M.S. in Analytical Chemistry and an M.B.A. from the University of New Mexico and a B.S. in Applied Mathematics from Oregon State University. Our Board believes Dr. Phillips is qualified to serve as a director due to his expert knowledge and background in the security and technology industries and his knowledge and understanding of our customer base.

Stefan C. Riesenfeld has served on our Board since 2006. From 2000 until his retirement in 2003, he served as Chief Financial Officer of Asia Global Crossing (which filed for bankruptcy in 2003). From 1999 to 2000 he served as Chief Financial Officer of Teledyne Technologies. From 1996 to 1999 he served as Finance Director (Chief Financial Officer) of ICL PLC, an information technology company. From 1989 to 1996 he served as Corporate Treasurer of Unisys Corporation. Mr. Riesenfeld holds an M.B.A. and an M.A. in economics from Stanford University and a B.S. in physics from the California Institute of Technology. Mr. Riesenfeld provided notice to the Board that he will not stand for re-election to the Board at the Annual Meeting.

Vote Required

Nominees will be elected as directors by a plurality of the votes cast. This means that in the election of Class II directors, the two persons receiving the highest number of votes will be elected to serve as Class II directors. In the election of Class III directors, the three persons receiving the highest number of votes will be elected to serve as Class III directors. The shares of each properly executed unrevoked proxy will be voted “FOR” the election of all of the nominees, unless the proxy otherwise directs. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for one or more of such nominees will result in the respective nominees receiving fewer votes.

All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, then the proxy holders will vote for the election of another person or persons as our Board recommends.

Unless otherwise instructed, the proxies will vote “FOR” each of the above-named nominees.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE-NAMED NOMINEES.

OUR EXECUTIVE OFFICERS

Name	Age	Position
David C. Collins	72	Chairman of our Board and Chief Executive Officer

Max Shevitz	57	President

Eric R. Garen	66	Vice Chairman of our Board

David Asai	56	Interim Chief Financial Officer

Magnus Nylund	42	Chief Information Officer

For the biographies of Mr. Garen and Dr. Collins, please see “Our Directors” above.

Max Shevitz was appointed as our President on January 25, 2012. Mr. Shevitz previously was employed by our Company from 1988 through 1999. His prior positions included General Manager of the US Operating Unit, Corporate Vice President of Market and Business Development, and Executive Vice President. Additionally, from 1995 through 1999, Mr. Shevitz served as a member of our Board. From 2010 until 2011, Mr. Shevitz was an independent consultant providing business development advice to small businesses. From 2004 until 2010, Mr. Shevitz was the President and sole shareholder of Golf Services of Maryland. From 2002 until 2008, Mr. Shevitz was an Executive in Residence at Great Hill Partners, a private equity fund located in Boston, Massachusetts. During 2007, Mr. Shevitz was the Chief Executive Officer and President of Firstcall Healthcare Inc., which was a portfolio company of Great Hill Partners. From 2006 until 2007, Mr. Shevitz was Chairman of the Board of Neumont University, a for profit higher learning institution located in South Jordan, Utah and a portfolio company of Great Hill Partners.

David Asai was named our Interim Chief Financial Officer in September 2012 pursuant to an agreement between the Company and Randstad Professionals US, LP, doing business as Tatum, a large executive services firm (“Tatum”). Mr. Asai has served as a CFO Partner in the Mid Atlantic Practice of Tatum, since October 2011. Mr. Asai has over 30 years of professional experience including directing all facets of finance and accounting management for public and private companies ranging in size from start-ups to $900 million in annual revenues. Prior to joining Tatum, Mr. Asai was an independent financial consultant providing services to Laureate Education, Inc. and Voyager Learning Company. Mr. Asai has served as Chief Financial Officer of Voyager Learning Company, Independence Air, and Spirit Airlines.

Magnus Nylund has been our Chief Information Officer since 2005. He was our Vice President, Worldwide Information Systems from 2002 to 2005. Prior to his role as Vice President, Worldwide Information Systems, Mr. Nylund served as our Director, Worldwide IS Operations. He joined us in 1992 in our Swedish Operating Unit. Mr. Nylund has a Diploma in Computer Science from the University of Gävle, Sweden.

BOARD MEETINGS AND COMMITTEES AND CORPORATE GOVERNANCE

Our Board held five meetings during fiscal 2012 and acted two times by unanimous written consent. Our Board has three separately designated standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. On September 19, 2012, the Company formed the Special Committee, comprised of the five independent directors, to consider, among other things, the unsolicited, non-binding proposal from Dr. Collins and his wife, Mary C. Collins, to acquire all of the outstanding shares of the Company that they do not already own. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and meetings of committees of our Board on which he served during fiscal 2012.

Director Independence

Our Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our Board has determined that currently serving directors Messrs. Bain, Riesenfeld, Robson, Hessler and Juechter are “independent” under the rules and regulations promulgated by the Nasdaq Stock Market. Our Board has further determined that director nominees Drs. Hodara and Phillips are “independent” under the rules and regulations promulgated by the Nasdaq Stock Market.

Audit Committee

The members of our Audit Committee are Messrs. Bain (Chairman), Riesenfeld and Robson. The principal functions of our Audit Committee are to review the financial information to be provided to our stockholders and others, our financial reporting process, our system of internal controls, the independent auditors’ independence, our audit process and our process for monitoring compliance with laws and regulations. Under our Audit Committee charter, our Audit Committee is solely responsible for hiring and firing our independent auditors and approving their fees and engagement terms; resolving any disagreement between our independent auditors and our management; and pre-approving all audit and non-audit services performed by our independent auditors, subject to a de minimis exception. Our Board has determined that each member of our Audit Committee is “independent” as required in our Audit Committee Charter and as required by the rules and regulations promulgated by the SEC. Our Audit Committee met eight times during fiscal 2012 and acted once by unanimous written consent.

Our Audit Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov1.htm.

Our Board has determined that Howard A. Bain III, Chairman of our Audit Committee, is an audit committee financial expert because he has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, and experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control and procedures for financial reporting; and (v) an understanding of audit committee functions. Mr. Bain has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biography above.

Compensation and Stock Option Committee

The members of the Compensation Committee are Messrs. Hessler (Chairman), Juechter and Robson. Our Compensation Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov1.htm. Our Compensation Committee is generally responsible for overseeing and, as appropriate, determining the annual salaries and other compensation of our executive officers and our general employee compensation and other policies, providing assistance and recommendations with respect to our compensation policies and practices, and assisting with the administration of our compensation plans. Among other things, our Compensation Committee specifically:

•	reviews and approves the corporate goals and objectives for our Chief Executive Officer and sets our Chief Executive Officer’s compensation;

•	reviews and approves the evaluation process and compensation structure for our other executive officers and approves their compensation;

•	reviews the performance of our executive officers, including our Chief Executive Officer;

•	reviews and approves employment, severance or termination agreements with our executive officers;

•	oversees our policies relating to compensation of our employees;

•

as appropriate, approves grants of equity incentives, including stock options and restricted stock units, to our employees, and makes recommendations to our Board with respect to incentive compensation plans and equity-based plans and administers those plans that include our officers; and

•	oversees the development of executive succession plans.

Our Compensation Committee charter does not provide for the delegation of our Compensation Committee’s duties to any other person. Our Compensation Committee met three times during fiscal 2012 and acted once by unanimous written consent.

Nominating and Corporate Governance Committee

The members of our Governance Committee are Messrs. Juechter (Chairman), Riesenfeld and Hessler. Our Governance Committee has adopted a charter, which is posted on our website at http://www.learningtree.com/investor/corpgov1.htm. Our Governance Committee did not meet during fiscal 2012 and acted once by unanimous written consent.

Our Governance Committee is responsible for overseeing and, as appropriate, determining or making recommendations to the Board regarding membership and constitution of our Board and its role in overseeing our affairs. Our Governance Committee manages the process for evaluating the performance of our Board and for nominating candidates (including current Board members) at the time for election by our stockholders after considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations and the wishes of our Board members to be renominated. As appropriate, our Governance Committee reviews director compensation levels and practices, and recommends, from time to time, changes in such compensation levels and practices to our Board. Our Governance Committee also: reviews the definition of independent director; investigates potential conflicts of interest and related party transactions; recommends committee assignments; and reviews our Code of Business Conduct and Ethics and committee charters.

On at least an annual basis, our Governance Committee reviews with our Board whether it believes our Board would benefit from adding one or more new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Governance Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members and, if necessary, other members of our Board. Upon completion of these interviews and other due diligence, our Governance Committee may recommend to our Board the election or nomination of a candidate. Candidates for independent Board members have typically been found through recommendations from directors or others associated with us or with the help of executive search firms (which receive a fee for their services). Where executive search firms have been used, we have provided the search firm with a written description of both minimum and desired qualifications for that specific candidate. Based upon these qualifications, the search firm collects resumes and other data about potential candidates and recommends potential candidates to our Governance Committee. We have a policy that stockholders may also recommend candidates by sending the candidate’s name and resume to our Governance Committee under the provisions, set forth below, for communication with our Board. In accordance with these procedures, Dr. David C. Collins, Chairman and Chief Executive Officer of the Company and the Company’s largest stockholder, nominated two new director candidates, Dr. Henri Hodara and Dr. John R. Phillips, in his capacity as a stockholder of the Company. The nominees for election as directors included in this Proxy Statement were selected and are being recommended by our Board, taking the findings of the Governance Committee into consideration.

Our Governance Committee has no predefined minimum criteria for selecting Board nominees, although it believes that all Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs and also must have a reputation for honesty and ethical conduct in their personal and professional activities. The Governance Committee also believes that all directors should demonstrate qualities such as: independence; relevant, non-competitive experience; and strong communication and analytical skills. In any given search, our Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. Our Governance Committee believes that it is necessary for at least one independent Board member to possess each of the skills enumerated above and for at least one independent Board member to possess financial expertise. However, during any search, our Governance Committee reserves the right to modify its stated search criteria for exceptional candidates. Our Governance Committee does not have a formal policy with respect to diversity; however, our Board and our Governance Committee believe that it is important that we have Board members whose diversity of skills, experience and background are complementary to those of our other Board members. In considering candidates for our Board, our Governance Committee considers the entirety of each candidate’s credentials. We believe that all of the nominees for election to our Board meet the minimum requirements and general considerations outlined above.

Special Committee

The members of our Special Board Committee are Messrs. Hessler (Chairman), Bain, Juechter, Riesenfeld and Robson. Our Special Committee met three times during fiscal 2012.

Board Leadership Structure

Our Board currently does not separate the role of Chairman of the Board from the role of our Chief Executive Officer. Our Board believes that this structure combines experience with accountability and effective oversight. This structure gives us the continued benefits of integrating the experience and knowledge of Dr. David Collins into our Chairman and Chief Executive Officer positions. Dr. Collins has over 38 years of service to our company including continuous service on our Board since he co-founded our company in 1974 and at various times served as our Chairman, Vice Chairman and Chief Executive Officer.

Board Role in Risk Oversight

Our Board is actively involved in overseeing our risk management. Each committee of our Board is responsible for evaluating certain risks and overseeing the management of such risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees the process by which our senior management and the relevant departments assess and manage our exposure to, and management of, financial risks. Our Governance Committee manages risks by setting criteria for nomination of director candidates, nominating qualified candidates, establishing and periodically reviewing our governance policies, including our related party transaction policy, and monitoring our compliance with applicable independence requirements. Our entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as our strategic direction.

Stockholder Communications

Our Board, including our independent directors, has unanimously adopted a procedure for our stockholders to communicate with our Board. Communications may be addressed to our Secretary, Learning Tree International, Inc., 1831 Michael Faraday Dr., Reston, Virginia 20190, marked to the attention of our Board or any of its individual committees. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairman of our Governance Committee.

Annual Meeting Attendance

Our Board members are not required to attend our annual meetings of stockholders. As attendance by stockholders at our annual meetings of stockholders has historically been low, our Board believes the cost of requiring attendance is not generally justified. However, based upon the nature of the matters to be addressed, they may attend.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Board compensation for our non-employee directors is determined by our Board, based on the recommendations of our Governance Committee. Although our executive officers may provide background data in connection with this process, they are generally not involved in the discussion of Board compensation. In 2012, our non-employee director compensation consisted of the following:

•	A monthly retainer of $3,000.

•

The annual retainer of $5,000 for the Chairpersons of our Compensation Committee and our Governance Committee. The annual retainer of $10,000 for the Chairperson of our Audit Committee. A onetime retainer of $10,000 for the Chairperson of the Special Committee and a monthly retainer of $5,000 for each committee member was established for the duration of the Special Committee.

•

The fee for each Board or committee meeting attended (i) in person, was $2,000 and (ii) by telephone, was $1,000; only a single fee was paid for attendance at multiple committee or Board meetings on a single day.

•

A grant of $62,103 in restricted stock units. Restricted stock units entitle recipients to receive shares of common stock upon vesting if on the vesting date the recipient has been continuously employed by us or has been a director of ours. The restricted stock units vest pro-rata on each of the first three anniversaries of the date of grant. The grants for 2012 were originally subject to the condition that we achieve an operating profit in the year of grant, however in June of 2012, our Board determined to remove the condition for all grants on a going forward basis.

In addition, our non-employee directors were reimbursed for travel and out-of-pocket expenses incurred on our behalf.

COMPENSATION OF EMPLOYEE DIRECTORS

Compensation for Dr. Collins and Mr. Garen, who are employee directors, is determined by our Compensation Committee. For a discussion of Dr. Collins’ compensation, please refer to the “Narrative to Summary Compensation Table” below. From October 2005 through January 17, 2012, Dr. Collins, the Chairman of our Board and Chief Executive Officer, had been employed as our Vice-Chairman under an arrangement whereby he received aggregate annual compensation of $1.00 per year for his services. In addition to serving as the Chairman of our Board and Chief Executive Officer, Dr. Collins provides input to us on special projects as mutually agreed between him and us and administers a charitable giving program for us as described under “Related Party Transactions.” We have an employment agreement with Mr. Garen, who is employed by us on a part-time basis, which provides: (1) that he reports directly to our Board and performs executive duties and functions as specified from time to time by our Board, and (2) that his employment is terminable by either party upon three months’ written notice and that we may terminate the agreement without three months’ notice for cause. We pay Mr. Garen $15,000 per month, which our Compensation Committee believes is significantly less than the value of his services. Mr. Garen also has a Company-paid life insurance plan at a cost of $720 per year. In addition, our employee directors are also reimbursed for travel and out-of-pocket expenses incurred in connection with Board matters.

Director Compensation Table

The following table summarizes the compensation paid to our non-employee directors for fiscal 2012:

Name	Fees Earned or Paid in Cash	Restricted Stock Unit Awards(1)(2)	All Other Compensation(3)	Total
Howard A. Bain III(5)	$76,000	$62,103	$3,487	$141,590
Curtis A. Hessler(6)	$66,000	$62,103	$3,487	$131,590
W. Mathew Juechter(4)	$68,000	$62,103	$3,487	$133,590
Stefan C. Riesenfeld	$67,000	$62,103	$3,487	$132,590
George T. Robson	$67,000	$62,103	$3,487	$132,590

(1)	The amounts in these columns represent the aggregate grant date fair value of restricted stock unit awards made in fiscal 2012, calculated in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in the calculation of these amounts are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the year ended September 28, 2012.
(2)	At September 28, 2012, each non-employee director held 1,802 vested options to purchase shares of our common stock and 15,113 unvested restricted stock units. These 1,802 vested options expired as of December 15, 2012.
(3)	The amounts in this column represent the dollar value of dividends paid in December 2011 (as part of a dividend paid to all of our stockholders) on stock awards because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules.
(4)	Mr. Juechter is Chairman of our Governance Committee.
(5)	Mr. Bain is Chairman of our Audit Committee.
(6)	Mr. Hessler is Chairman of our Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for fiscal 2011 and 2012, all compensation awarded to, earned by or paid for services received by our named executive officers (“Named Executive Officers”). The Named Executive Officers include (i) our current Chairman and Chief Executive Officer, (ii) our former President and Chief Executive Officer, (iii) our two most highly compensated executive officers, other than our Chief Executive Officer, as of the end of fiscal 2012 who received more than $100,000 in aggregate compensation during fiscal 2012, and (iv) our former Chief Operating Officer who would have been included under (iii) but for the fact that he was not serving as an executive officer as of the fiscal year ended September 28, 2012.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)		Total
David C. Collins Chairman and Chief Executive Officer	2012 2011	$ $	233,333 1	$ $	— —	$ $	— —	$ $	— —	$ $	47,594 —	$ $	280,927 1

Nicholas R. Schacht(4) Former President and Chief Executive Officer	2012 2011	$ $	133,277 436,800	$ $	— —	$ $	113,025 109,200	$ $	— 131,140	$ $	422,851 11,421	$ $	669,153 688,561

David A. Booker(5) Former Chief Operating Officer	2012 2011	$ $	145,285 289,857	$ $	— —	$ $	46,322 44,418	$ $	— 59,799	$ $	372,147 20,823	$ $	563,754 414,897

Magnus Nylund Chief Information Officer	2012 2011	$ $	236,036 220,646	$ $	— —	$ $	34,257 33,097	$ $	30,318 43,297	$ $	11,282 6,165	$ $	311,893 303,205

Max Shevitz	2012		$211,436		$—		$—		$—		$3,999		$215,435
President

(1)	Represents the aggregate grant date fair value of stock awards, restricted stock units, or option awards, as applicable, granted in fiscal 2011 and 2012, as applicable, calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the year ended September 28, 2012.
(2)	Consists of amounts payable under our annual incentive compensation plan for each named executive officer for fiscal 2011 and 2012.
(3)	For Dr. Collins, includes for fiscal 2012 (a) $43,946 in temporary living expenses paid by the company, (b) contributions to our 401(k) plan of: $3,508, and (c) $140 for membership fees.

For Mr. Schacht, includes (i) for fiscal 2012 (a) contributions to our 401(k) plan of $1,650; (b) payout of severance and accrued personal time off totaling $414,240 as a result of termination; and (c) $6,961 in dividends paid in December 2011 (as part of a dividend paid to all of our stockholders) on stock awards because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules; and (ii) for fiscal 2011 (a) contributions to our 401(k) plan of $4,410; (b) $50 birthday bonus; and (c) $6,961 in dividends paid in January 2011 (as part of a dividend paid to all of our stockholders) on stock awards because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules.

For Mr. Booker, includes (i) for fiscal 2012 (a) contributions to the Registered Pension Plan in Canada of $10,207; (b) $49 on his birthday; (c) auto allowance of $3,137; (d) tax preparation fees of $2,069; (e) $1,423 in tax gross up amounts; (f) payout of severance and accrued personal time off totaling $348,847 as a result of termination; and (g) $2,740 in dividends paid in December 2011 (as part of a dividend paid to all of our stockholders) on stock awards because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules; these amounts were paid or denominated in

Canadian dollars but are shown here in U.S. dollars using a budgeted constant exchange rate for fiscal 2012 of CN$1.02256 to US$1.00; and (ii) for fiscal 2011 (a) contributions to the Registered Pension Plan in Canada of $11,485; (b) $50 on his birthday; (c) auto allowance of $3,600; (d) tax preparation fees of $2,989; and (e) $2,699 in dividends paid in January 2011 (as part of a dividend paid to all of our stockholders) on stock awards because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules; these amounts were paid or denominated in Canadian dollars but are shown here in U.S. dollars using a budgeted constant exchange rate for fiscal 2011 of CN$1.04080 to US$1.00.

For Mr. Nylund includes (i) for fiscal 2012 (a) contributions to our 401(k) plan of $4,410; (b) $4,717 anniversary bonus; (c) $50 birthday bonus; and (d) $2,105 in dividends paid in December 2011 (as part of a dividend paid to all of our stockholders) on stock awards because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules; and (ii) for fiscal 2011 (a) contributions to our 401(k) plan of $4,010; (b) $50 birthday bonus; and (c) $2,105 in dividends paid in January 2011 (as part of a dividend paid to all of our stockholders) on stock awards because such dividends were not factored into the grant date fair value of those stock awards required to be reported under SEC rules.

For Mr. Shevitz includes for fiscal 2012, (a) contributions to our 401(k) plan of $3,809; (b) $50 birthday bonus; and (c) $140 for membership fees.

(4)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(5)	Mr. Booker’s employment with the Company ended March 23, 2012. Mr. Booker’s compensation was paid or denominated in Canadian dollars but is shown here in U.S. dollars using a budgeted constant exchange rate of CN$1.02256 to US$1.00 for 2012 and CN$1.04080 to US$1.00 for 2011.

Narrative to Summary Compensation Table

Overview of Compensation Program

Our Compensation Committee is responsible for oversight of our compensation and employee benefit plans and practices, including our executive compensation, incentive-compensation and equity-based plans. Our Compensation Committee also establishes our policies with respect to compensation of our executive officers, including the individuals who served as our Chief Executive Officer during fiscal 2012, as well as the other individuals included in the Summary Compensation Table above, whom we refer to as our “named executive officers.”

Employment Agreements

We have employment agreements with Dr. Collins, Mr. Shevitz, and Mr. Nylund, which provide:

•	that the agreement (and the employment of the executive involved) is terminable by either party at any time.

•

that the executive will not (i) for a period of one year following termination, offer any service in competition with us, whether directly or indirectly, in any area served by us at the date of termination; (ii) for a period of two years following termination, disclose any information pertaining to our customers or the contents of any mailing list prepared or used by us during or prior to the term of the Agreement; and (iii) for a period of two years following termination, hire or solicit for employment any person who is an employee or subcontractor of our company as of the date of the executive’s termination.

•	respectively, that the Company agrees to pay $29,166.66 per month to Dr. Collins, $25,833.33 per month to Mr. Shevitz, and $24,917 per month to Mr. Nylund.

The employment agreement with Mr. Nylund also provides:

•

for severance compensation equal to six months’ base salary upon termination of employment by us without cause. Cause is defined in the employment agreements as (a) a material failure to perform the executive’s duties under the employment agreement, (b) breach of a fiduciary duty to our company or (c) an indictment for a felony or other serious crime.

•

that the executive will not receive any incentive compensation and must repay any incentive compensation paid in advance within 30 days of termination if he terminates his employment with us or is terminated for cause.

•

that the executive will receive any unpaid incentive compensation with respect to a year prior to the year in which he departs, and a prorated (using the number of days before and after his departure) portion of his incentive compensation with respect to the entire fiscal year in which he departs (which will be calculated and paid after the end of such fiscal year) if he is terminated by us without cause.

Interim Chief Financial Officer Agreement

In connection with the appointment of Mr. Asai as our Interim Chief Financial Officer, the Company entered into an Interim Service Agreement, dated September 27, 2012 (the “Interim Services Agreement”), with Tatum, pursuant to which the Company pays Tatum $250 per hour for Mr. Asai’s services. Pursuant to the Interim Services Agreement, Mr. Asai is employed and compensated by Tatum.

Payments upon Termination

The information below sets forth the amount of compensation we will pay to each of our named executive officers in the event of termination of such named executive officer’s employment, including certain estimates of the amount that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid can only be determined at the time of such named executive officer’s termination.

All Terminations. Regardless of the manner in which any of our employees (including any of our named executive officers) is terminated, the employee is entitled to receive certain amounts due during such employee’s term of employment. Such amounts include:

•	Any unpaid base salary from the date of the last payroll to the date of termination;

•	Any unpaid annual bonus for a previously completed year, unless specified otherwise;

•	Reimbursement for any properly incurred unreimbursed business expenses;

•	Unpaid, accrued and unused personal time off through the date of termination; and

•	Any existing rights to indemnification for prior acts through the date of termination.

Voluntary Termination/Termination for Cause. No additional amounts would be contractually due to any named executive officer upon a voluntary termination or a termination for cause.

Involuntary Termination. In addition to the amounts set forth above under “—All Terminations,” our employment agreement with Magnus Nylund provides that he will receive six months’ base salary upon termination of employment by us without cause. Assuming termination effective as of September 30, 2012, and based on the salary in effect as of that date and the incentive compensation that had been earned but not paid for fiscal 2012 as of that date, the amounts payable would have been as follows:

Name	Salary and Incentive(1)	Benefits	Total
Magnus Nylund	$155,318	—	$155,318

(1)	Reflects six months’ salary for Mr. Nylund, payable in accordance with our normal salary payment schedule, and any incentive compensation payable to each named executive officer listed.

Death. In accordance with our standard nondiscriminatory employee term life insurance provisions, the following amounts would be paid to the beneficiaries of the named executive officers if the officer would have died on September 30, 2012: $250,000 for Mr. Nylund; $310,000 for Mr. Shevitz; and $350,000 for Dr. Collins. The foregoing amounts would be doubled in the case of accidental death.

Disability. Depending on the nature of the disability and other factors, under our various nondiscriminatory employee plans and arrangements, our named executive officers may be eligible for disability benefits in the event of a disability.

Change of Control. None of our executive officers is entitled to special payments upon a change of control.

Termination Arrangements with Former Officers and Directors.

Name	Salary and Incentive(1)	Benefits		Total
Nicholas R. Schacht(2)	$445,208	—		$445,208
David A. Booker (3)(5)	$302,193	4,694	(4)	$306,887

(1)	Reflects one year’s salary for each of the terminated executives. Neither received incentive pay for fiscal 2012.
(2)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(3)	Mr. Booker’s employment with the Company ended March 23, 2012.
(4)	Reflects continued coverage under our benefit plans for one year.
(5)	Mr. Booker’s compensation was paid or denominated in Canadian dollars but is shown here in U.S. dollars using a budgeted constant exchange rate of CN$1.02256 to US$1.00 for 2012.

Equity Incentive Plan

On June 19, 2007, our stockholders approved the Learning Tree International, Inc. 2007 Equity Incentive Plan (our “Equity Plan”) pursuant to which we are authorized to issue incentive stock options within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options, stock appreciation rights, restricted stock awards (including restricted stock units), performance unit awards and performance share awards to named executive officers (as well as other employees and directors). The Equity Plan authorizes the issuance of up to 1,000,000 shares and expires on December 31, 2016. The Equity Plan is administered by our Compensation Committee. Each award under the Equity Plan is evidenced by a written agreement in a form approved by our Compensation Committee. To date, we have only granted stock options, restricted stock and restricted stock units under our Equity Plan. Restricted stock units (which entitle the recipient to receive shares of common stock upon vesting) are subject to conditions imposed by our Compensation Committee, including, without limitation, restrictions based upon time, the achievement of specific performance goals, and/or restrictions under applicable federal or state securities laws. Our Compensation Committee may accelerate the time at which any restrictions lapse and/or remove any restrictions.

Under our Equity Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the common stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of our capital stock on the date of grant). The exercise price of a non-qualified stock option must be not less than 75% of the fair market value of the common stock on the date of grant. The term of any stock option may not exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). Our Compensation Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options;

although that period cannot be less than six months. Upon exercise of any option granted under our Equity Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of common stock. No options granted under our Equity Plan are transferable by the optionee other than by will or by the laws of descent and distribution. Each option is exercisable, during the lifetime of the optionee, only by the optionee.

Defined Contribution Plans

We have adopted a defined contribution plan for the benefit of our United States employees who have met the eligibility requirements. The Learning Tree International 401(k) Plan is a profit-sharing plan qualifying under Section 401(k) of the Internal Revenue Code. Currently, the maximum amount of employee contributions remains subject only to statutory limitations. Effective October 1, 2009, we contribute at a rate of 30% of the amount, up to the first 6% of employee compensation, contributed by each employee. We contributed $158,000, $165,000, and $287,000 to our 401(k) Plan for fiscal 2010, 2011, and 2012, respectively.

We have also adopted or participate in company-sponsored or country-sponsored contribution plans for the benefit of our employees of all of our foreign subsidiaries. Contributions to these plans are subject to tenure and compensation level criteria, as well as certain limitations. For fiscal 2010, 2011, and 2012, our cost for these plans was approximately $531,000, $640,000, and $637,000, respectively.

Outstanding Equity Awards at Fiscal Year-end

The following table reflects outstanding vested and unvested stock options and unvested restricted stock units held by the named executive officers as of the end of fiscal 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Magnus Nylund	1,874	—	$20.70	12/15/12	—		—
	—	—	—	—	958	(1)	$4,876
	—	—	—	—	2,033	(2)	$10,348
	—	—	—	—	5,429	(3)	$27,634

(1)	These unvested units vested on November 2, 2012.
(2)	One-half of these unvested units vest on December 7, 2012 and December 7, 2013.
(3)	One-third of these unvested units vest on December 8, 2012, December 8, 2013 and December 8, 2014.

The following table sets forth information concerning options exercised, restricted stock and restricted stock units held by our named executive officers that vested during fiscal 2012. The aggregate dollar amount realized upon vesting of the restricted stock units was determined by multiplying the number of vesting shares by the market value of the underlying shares on the vesting dates.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nicholas R. Schacht(1)	—	—	6,519	$49,117
David A. Booker(2)	—	—	2,592	$19,496
Magnus Nylund	—	—	1,974	$14,872

(1)	Mr. Schacht’s employment with the Company ended January 17, 2012.
(2)	Mr. Booker’s employment with the Company ended March 23, 2012.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are giving our stockholders the opportunity to vote, on an advisory basis, to approve our executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. In 2011, our stockholders voted to hold an advisory vote on executive compensation on an annual basis.

As described in detail under the heading “Executive Compensation—Narrative to Summary Compensation Table,” our executive compensation structure is designed to attract and retain well-qualified executive officers, which is crucial to our success, and we believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. We believe our total compensation is designed to reflect the value created for stockholders while supporting our strategic goals. Please read the Section entitled “Executive Compensation” for additional details about our executive compensation programs, including information about the fiscal 2012 compensation of our named executive officers.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Learning Tree International, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Learning Tree International, Inc.’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, and therefore not binding on us, our Board or our Compensation Committee. Notwithstanding the advisory nature of this vote, the resolution will be deemed approved and passed on an advisory basis with the affirmative vote of the majority of the votes cast. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote this resolution will result in the resolution receiving fewer votes. Our Board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate.

Unless otherwise instructed, the proxies will vote “FOR” the above resolution.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION

SET FORTH IN THIS PROPOSAL 2.

PROPOSAL 3: RATIFY THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

The Company’s independent auditor for its fiscal year ended September 28, 2012 was BDO USA, LLP, an independent registered public accounting firm. BDO USA, LLP served as the Company’s principal registered public accounting firm for the fiscal years ended September 28, 2012, September 30, 2011, October 1, 2010, October 2, 2009, October 3, 2008, September 28, 2007. The Audit Committee considered the qualifications and experience of BDO USA, LLP, and, in consultation with our Board, appointed them as independent auditors for the Company for the current fiscal year which ends September 27, 2013.

For purposes of determining whether to select BDO USA, LLP as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2013, the Audit Committee conducted a thorough review of BDO USA, LLP’s performance. The Audit Committee reviewed:

• BDO USA, LLP’s historical and recent performance on the Company audit, including the quality of the engagement team and the firm’s experience, service level, responsiveness and expertise;

• the accounting firm’s leadership, management structure, client and employee retention and compliance and ethics programs;

• the record of the firm compared to other similarly sized and reputable accounting firms in various matters, including regulatory, litigation and accounting matters;

• the Public Company Accounting Oversight Board report of selected BDO USA, LLP audits;

• the appropriateness of fees charged;

• the firm’s familiarity with the Company’s accounting policies and practices and internal control over financial reporting; and

• the firm’s role and performance in matters involving the SEC.

During the course of the Audit Committee’s review of BDO USA, LLP’s performance, Company representatives interviewed senior management of BDO USA, LLP with respect to certain of the matters listed above. The firm is a registered public accounting firm.

BDO USA, LLP’s representatives are expected to attend the 2013 Annual Meeting. They will be available to respond to stockholder questions and will have an opportunity to make a statement if they desire to do so.

Although ratification of our independent auditors by stockholders is not required by our Bylaws or otherwise, the Board is submitting the selection of BDO USA, LLP to our stockholders for ratification as a matter of good corporate practice. If ratification of BDO USA, LLP as our independent public accounting firm is not approved by stockholders, the matter will be referred to the Audit Committee for further review. If the selection is ratified, the Audit Committee still has the discretion to select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company or our stockholders.

Vote Required

The affirmative vote of holders of the majority of the shares for which votes are cast at the Annual Meeting is needed to approve this proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Recommendation of our Board

Our Board believes that this proposal is advisable and in the best interests of the Company and its stockholders.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2013.

RELATED PARTY TRANSACTIONS

Transactions

Dr. Collins oversees (with the concurrence of our Governance Committee) an annual charitable budget of $200,000. If the amount of charitable donations for a given year is less than $200,000, the amount under $200,000 may be carried forward to subsequent years. In fiscal 2012, we made donations totaling $233,100 to eleven charitable organizations. Mr. Garen and Mr. Hessler are members of the board of Bright Prospect (www.brightprospect.org), one of the charitable organizations to which we made a $40,000 donation.

Policies and Procedures for Approving Related Party Transactions

In January 2008, our Board adopted a Related Party Transaction Policy, which prescribes policies and procedures for approving a “related party transaction.” The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is any person who, since the beginning of the last fiscal year for which we filed a Form 10-K and proxy statement (even if that person does not presently serve in that role), is or was:

•	an executive officer, director or nominee for election as a director;

•	a beneficial owner of more than 5 percent of any class of our voting securities;

•

an immediate family member of any of the persons named above, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5 percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5 percent beneficial owner; and

•	a firm, corporation or other entity in which any of the persons named above is employed or is a general partner or principal or in a similar position.

Our Board has delegated to our Governance Committee the responsibility of reviewing and approving related party transactions. Our Governance Committee either approves or disapproves of the entry into a related party transaction after reviewing the material facts of that related party transaction and taking into account such factors as our Governance Committee deems appropriate. Approval of each related party transaction is given in advance, unless that is not practical, in which case ratification must be promptly sought from our Governance Committee. Related party transactions that are ongoing are subject to ongoing review by our Governance Committee to determine whether it is in our best interest and our stockholders best interest to continue, modify or terminate the related party transaction. No director may participate in the approval of a related party transaction with respect to which he or she is a related party.

CODE OF ETHICS

On December 4, 2002, our Board adopted the Code of Business Conduct and Ethics (“Code of Ethics”) for all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics requires all of our employees to avoid actual or apparent conflicts of interest, and our conflicts of interest policy applies to our employees and members of their immediate families. Actual or apparent conflicts of interest must be reported to a Human Resources Manager or directly to the Audit Committee of our Board of Directors. An employee may only proceed with the subject transaction if our Board of Directors or a committee of our Board approves of the transaction.

A copy of the Code of Ethics is publicly available on our website at

http://www.learningtree.com/investor/pdfs/code-of-conduct.pdf. We intend to post on our website any amendments to, or waivers from, our Code of Ethics that apply to our principal executive officer or principal financial officer within two days of any such amendment or waiver.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was an officer or employee of ours, or is related to any other member of our Compensation Committee, or any other member of our Board, or any of our executive officers, or had any other relationships requiring disclosure under SEC rules.

REPORT OF THE AUDIT COMMITTEE

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, BDO USA, LLP, our September 28, 2012 audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of September 28, 2012. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.” The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from us and our management and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the report of management contained in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC.

AUDIT COMMITTEE

Howard A. Bain III, Chairman

Stefan C. Riesenfeld

George T. Robson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during our fiscal year ended September 28, 2012, our officers, directors and greater than ten percent stockholders timely filed all reports they were required to file under Section 16(a) except for the following late filings: (i) a late Form 4 filed with the SEC by Mr. Garen on January 11, 2013; and (ii) a late Form 4 filed with the SEC by Mr. Riesenfeld on June 13, 2012.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For fiscal 2012 our independent auditors, as approved by our Audit Committee, were BDO USA, LLP, an independent registered public accounting firm. The following table presents fees for professional services rendered by BDO USA for fiscal 2011 and 2012:

	Fiscal 2012	Fiscal 2011
Audit Fees	$652,500	$808,500
Audit-Related Fees	$—	$—
Tax Fees(1)	$86,667	$139,983

(1)	Tax fees include fees principally incurred for assistance with the preparation of U.S. Federal and State returns and with other tax compliance matters.

Audit Committee Authorization of Audit and Non-Audit Services

Our Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent auditors engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors and require our Audit Committee to be informed of each service provided by the independent auditors. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management. Our Audit Committee pre-approved 100 percent of the fees for services provided by BDO USA, LLP during fiscal 2012.

Our Audit Committee considered and determined that the provision of non-audit services by BDO USA, LLP was compatible with maintaining the auditors’ independence. Our Audit Committee has selected BDO USA, LLP as its auditor for fiscal 2013.

STOCKHOLDERS’ PROPOSALS FOR 2014 ANNUAL MEETING

Pursuant to Rule 14a-8 of the SEC, proposals by eligible stockholders that are intended to be presented at our 2014 annual meeting of stockholders, must be received by us by December 5, 2013 in order to be considered for inclusion in our proxy materials. If we change the date of the annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we begin to print and send out our proxy materials, and such deadline will be announced in a subsequent filing with the SEC. Stockholders wishing to submit proposals that are to be presented at, but are not to be considered for inclusion in our proxy materials for, our 2014 annual meeting of stockholders must give us timely notice thereof. To be timely, a proposal must be received by us no later than December 28, 2013.

OTHER MATTERS

Our Board knows of no business that will be presented for consideration at the Annual Meeting other than as stated in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy are authorized to vote the shares represented thereby on such matters in accordance with their discretion.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for fiscal 2012 is being mailed to stockholders along with this Proxy Statement. Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

By Order of the Board of Directors,

Dr. David C. Collins
Chairman of the Board

April 4, 2013

REVOCABLE PROXY

LEARNING TREE INTERNATIONAL, INC.

YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1. By Telephone (using a Touch-Tone Phone); or

2. By Internet; or

3. By Mail.

To Vote by Telephone:

Call 1-866-804-3332 Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., April 29, 2013.

To Vote by Internet:

Go to http://www.rtcoproxy.com/ltre prior to 3:00 a.m., April 29, 2013.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you no longer wish to receive paper annual meeting materials and instead view them online. Mark here if you plan to attend the meeting.

Mark here for address change.

Annual Meeting Materials are available at: http://www.cfpproxy.com/6821

FOLD HERE IF YOU ARE VOTING BY MAIL PLEASE DO NOT DETACH

X

PLEASE MARK VOTES AS IN THIS EXAMPLE

For

Withhold

For All, Except

Vote on Directors:

1. Elect as directors the nominees listed below to the class indicated:

Nominees:

(01) W. Mathew Juechter

(02) John R. Phillips

(03) David C. Collins

(04) Eric R. Garen

(05) Henri Hodara

(Class II)

(Class II)

(Class III)

(Class III)

(Class III)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All, Except” and write the name(s) of the nominee(s) on the line.

Vote on Proposals:

For

Against

Abstain

2. An advisory vote on executive compensation.

3. To ratify the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending September 27, 2013.

4. To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

For

Against

Abstain

In their discretion, the proxies are authorized to vote “FOR” the election of substitute nominee(s) for director(s) as the Board of Directors of Learning Tree International, Inc. shall select, and on such other matters as may properly come before the Annual Meeting.

Note: Please date and sign exactly as your name(s) appear(s) on this proxy card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. When signing as attorney, executor, administrator, trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above

Co-holder (if any) sign above

LEARNING TREE INTERNATIONAL, INC. - ANNUAL MEETING APRIL 29, 2013

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at: http://www.cfpproxy.com/6821

You can vote in one of three ways:

1. Call toll free 1-866-804-3332 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2. Via the Internet at http://www.rtcoproxy.com/ltre and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

LEARNING TREE INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS April 29, 2013 10:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of 2013 Annual Meeting of Stockholders of Learning Tree International, Inc. (“Learning Tree”) dated April 4, 2013, and the accompanying Proxy Statement related to the above-referenced Annual Meeting, and hereby appoints Max Shevitz and David Asai, with full power of substitution in each, as attorneys and proxies of the undersigned.

Said proxies are hereby given authority to vote all shares of Common Stock, $.0001 par value, of Learning Tree that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Learning Tree, to be held at 10:00 a.m., local time, on Monday, April 29, 2013, at Learning Tree, 1805 Library Street, Reston, Virginia 20190, and at any and all adjournments or postponements thereof (the “Annual Meeting”) on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.

This proxy, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this proxy will be voted “FOR” the election of all nominees listed on the reverse side for the Board of Directors of Learning Tree, “FOR” Proposal 2 and “FOR” Proposal 3.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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